Exhibit 10.14

CONDITIONS OF 2013 BONDS

ISSUED BY

PARNELL PHARMACEUTICALS HOLDINGS PTY LIMITED

Level 10

Atanaskovic Hartnell House

75-85 Elizabeth Street

Sydney NSW

Australia 2000

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1.	DEFINITIONS

1.1	Conditions

In these Conditions, unless the context otherwise requires:

“2013 Bond” means a bond with a Face Value of A$1.00 issued on and subject to these Conditions.

“Affiliate” means, in relation to a person, another person that directly, or indirectly through one or more intermediaries, beneficially owns or is beneficially owned, Controls or is Controlled by, or is under common Control with, the first person.

“Bond Certificate” means a certificate issued by the Company in accordance with these Conditions, substantially in the form of Schedule 1, evidencing that the person named in that certificate is the holder of the 2013 Bond referred to in that certificate.

“Bondholder” means generally a person who is registered as the holder of a 2013 Bond and, in respect of a particular 2013 Bond at any time, means the person who is then registered as a holder of that 2013 Bond.

“Bondholder Representative” means the person referred to in Condition 2.4.

“Business Day” means a day on which banks are open for general banking business in New South Wales, excluding Saturdays and Sundays and public holidays.

“Cash Consideration” has the meaning given in Condition 6.3(a).

“Change of Control” means a change in the power to:

(a)	exercise, or Control the exercise of, votes attaching to voting shares (of any class) or other form of equity representing 50% or more of the total voting power in that entity so that power is held by a person who is not a current holder of shares (or other equity) in the entity;

(b)	dispose of, or Control the disposal of, any class of shares or other form of equity in an entity representing more than or equal to half (by value) of the shares on issue of the entity or the votes that may be cast at a general meeting of the entity;

(c)	appoint or remove, or Control the appointment or removal of, directors having more than or equal to half of the votes cast at board meetings of an entity;

(d)	exercise, or Control the exercise of, more than or equal to half of the votes cast by directors at board meetings of an entity; or

(e)	otherwise determine, or Control the determination of, the outcome of decisions about an entity’s financial and operating policies.

“Company” means Parnell Pharmaceuticals Holdings Pty Limited (ACN 137 904 413).

“Condition” means a condition of these Conditions of Issue.

“Constitution” means the constitution of the Company.

“Control” means a power or control:

(a)	that is direct or indirect; or

(b)	that is or can be exercised as a result of, by means of or by the revocation or breach of a trust, agreement, practice or combination of any of them, whether or not they are enforceable,

and it does not matter whether the power is express or implied, formal or informal, exercisable alone or jointly with someone else.

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“Convertible Bond”, means each of the convertible bonds of initial face value of US$1.00 each issued by the Company in March 2011.

“Corporations Act” means the Corporation Act 2001.

“Default Event” has the meaning given to that term in Condition 5.1.

“Director” means a director for the time being of the Company.

“Dispose”, in relation to a 2013 Bond, includes to enter into a transaction in relation to the 2013 Bond (or any interest in the 2013 Bond), which results in a person other than the registered holder of the 2013 Bond:

(a)	acquiring any equitable interest in the 2013 Bond, including an equitable interest arising from a declaration of trust, an agreement for sale and purchase or an option agreement or an agreement creating a charge or other security interest in the 2013 Bond;

(b)	acquiring any right to receive directly or indirectly any interest payable in respect of the 2013 Bond or any payment under Condition 6;

(c)	acquiring any rights of pre-emption, first refusal or like control over the disposal of the 2013 Bond;

(d)	acquiring any rights of control over the exercise of any voting rights attaching to the 2013 Bond; or

(e)	otherwise acquiring legal or equitable rights against the registered holder of or creditor under the 2013 Bond which have the effect of placing the person in the same position as if the person had acquired a legal or equitable interest in the 2013 Bond itself;

and “Disposal” has a corresponding meaning.

“Encumbrance” means:

(a)	in relation to personal property to which the Personal Property Securities Act 2009 (Cwlth) applies, a security interest (within the meaning of that Act) affecting that personal property; and

(b)	otherwise, an interest or power:

(i)	reserved in or over an interest in any asset including any retention of title; or

(ii)	created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust,

by way of security for the payment of a debt, any other monetary obligation or the performance of any other obligation and includes, but is not limited to, any agreement to grant or create any of the above.

“Exercise Notice” means a notice under Condition 6.2 in the form of Schedule 3.

“Face Value”, in respect of a 2013 Bond, means the principal amount owing by the Company to the Bondholder on that 2013 Bond, which amount shall initially be A$1.00.

“Fully-Diluted” in relation to share capital, means the aggregate number of shares issued and issuable in the capital of the Company from time to time assuming conversion of all convertible securities and rights to acquire shares in the Company. As at the Issue Date for the first 2013 Bond issued, the Fully-Diluted share capital of the Company is 92,304,965 Shares.

“Initial Completion” in relation to a Valuation Event is the first performance of the arrangements giving rise to the Valuation Event on which the Company or the shareholders (as the case may require) receives cash (but excluding any consideration in the form of a deposit, whether or not refundable). Initial Completion is intended to occur after all holders of equity, debt, options, warrants and other convertible securities have made their elections.

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“Insolvency Event” means in respect of the Company the happening of any the following events:

(a)	an application is made to a court for an order (and is not stayed, withdrawn or dismissed within seven days), or an order is made that the Company be wound up; or

(b)	an application is made to a court for an order appointing a liquidator or provisional liquidator in respect of the Company (and is not stayed, withdrawn or dismissed within seven days), or one of them is appointed, whether or not under an order; or

(c)	the Company resolves to wind itself up, or otherwise dissolve itself, or gives notice of intention to do so, except to reconstruct or amalgamate while solvent or is otherwise wound up or dissolved; or

(d)	the Company is or states that it is unable to pay its debts when they fall due; or

(e)	as a result of the operation of section 459F(1) of the Act, the Company is taken to have failed to comply with a statutory demand; or

(f)	the Company is, or makes a statement from which it may be reasonably deduced that the Company is, the subject of an event described in section 459C(2)(b) or section 585 of the Act; or

(g)	the Company takes any step to obtain protection or is granted protection from its creditors under any applicable legislation, including under Part 5.2A of the Corporations Act or an administrator is appointed to the Company; or

(h)	anything analogous or having a substantially similar effect on or in respect to the Company to any of the events specified above happens under the law of any applicable jurisdiction.

“Interest Payment Date” means the last day of an Interest Period.

“Interest Period” means a period determined in accordance with Condition 3.2 by reference to which interest is calculated and payable on a 2013 Bond or an overdue sum.

“Issue Date” means, in respect of a 2013 Bond, the date on which that 2013 Bond is issued by the Company.

“Majority Owner” means Alan Richard Bell or Pinehill Pty Ltd ACN 054 213 937 in its capacity as trustee of the Bell Family Trust and the Affiliates of either or both of them.

“Maturity Date” means the date which is 2 years after the Issue Date for the first 2013 Bond issued.

“Parnell Group” means the Company and all of its Subsidiaries.

“PFG” means Partners for Growth III L.P. or any other creditor where:

(a)	that creditor has an Encumbrance over the assets of the Company;

(b)	that creditor has the benefit of a priority agreement concerning that Encumbrance and other Encumbrances over the assets of the Company;

(c)	under that priority agreement, that Encumbrance has the first priority; and

(d)	there is no other Encumbrance with a higher priority (whether or not it is subject to the priority agreement).

“Rate” means 10% per annum.

“Register” means the principal register and any branch register of Bondholders established and maintained pursuant to Condition 9.

“Related Body Corporate” has the same meaning as in section 9 of the Corporations Act.

“Reserved Matter” means each of the matters set out in Schedule 2.

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“Share” means a share in the capital of the Company (of any class).

“Share Consideration” has the meaning given in Condition 6.3(b).

“Shareholder” means a person who is registered as the holder of a Share.

“Subsidiary” has the same meaning as in section 9 of the Corporations Act.

“Valuation Event” means any one or more of the following:

(a)	any sale or other disposition (including exclusive license) of all or substantially all of the assets of the Company however consummated;

(b)	any sale or other disposition (including exclusive license) of any assets of the Company that results in a dividend, buy back or capital reduction (in each case totalling more than A$10,000,000) paid to shareholders as a result of such disposition;

(c)	if the Company (whether in a single transaction or multiple related transactions) undergoes a Change of Control;

(d)	any public offering or listing of the Company’s securities on any national or international exchange or quotation service;

(e)	the occurrence of the Maturity Date; or

(f)	any Insolvency Event occurs in relation to the Company.

“Warrant Consideration” means the amount of the Cash Consideration or the number of Shares constituting the Share Consideration.

“Warrant Shares” means fully paid A Class shares in the capital of the Company.

1.2	Interpretation

In these Conditions, headings are for ease of reference only and do not affect the meaning of these Conditions, and unless the contrary intention appears:

(a)	the singular includes the plural and vice versa and words importing a gender include other genders;

(b)	other grammatical forms of defined words or expressions have corresponding meanings;

(c)	reference to a clause, paragraph, schedule or annexure is a reference to a clause or paragraph of or schedule or annexure to this agreement and a reference to this agreement includes any schedules and annexures;

(d)	a reference to a document or agreement, including these Conditions, includes a reference to that document or agreement as novated, altered or replaced from time to time;

(e)	a reference to a time and date for the performance of an obligation is a reference to that time and date in Sydney, Australia, even if the obligation is to be performed elsewhere;

(f)	if a day appointed or specified by these Conditions for the performance of an obligation or the happening of any act, matter or thing is not a Business Day, the day so appointed or specified is taken to be the next Business Day;

(g)	words and expressions importing natural persons include partnerships, bodies corporate, associations, governments and governmental and local authorities and agencies; and

(h)	A reference to $ or A$ means the currency of Australia.

These Conditions are binding on the Company, the Bondholders and all persons claiming through or under them respectively.

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2.	GENERAL TERMS OF BONDS

2.1	Each 2013 Bond:

(a)	has a Face Value of A$1.00;

(b)	is redeemable in accordance with Condition 4; and

(c)	is subject to these Conditions.

2.2	Subscription of 2013 Bonds must be in multiples of 25,000 2013 Bonds with a minimum subscription of 100,000 2013 Bonds (unless the Company in its discretion allows smaller minimum subscriptions, down to 50,000 2013 Bonds).

2.3	No Bondholder has any obligation to provide further investment in the Company.

2.4	Bondholders Representative

(a)	The Bondholders may , or if directed to do so by the Company, must appoint a Bondholders Representative and may from time to time remove the current Bondholder representative in office and appoint a new Bondholder Representative by way of Bondholder vote (determined by a majority consisting of more than 50% of the Bonds then on issue).

(b)	The Bondholder Representative shall perform the functions specified in Conditions 5.1 and 16. For the sake of clarity, the role of the Bondholder Representative is to act for Bondholders on those two matters relating to the Bondholders.

(c)	The Bondholder Representative shall inform the Company as soon as practicable after being elected of the fact of his or her appointment (and if applicable of the removal of any previous Bondholder Representative) and provide contact details to the Company.

(d)	The Bondholder Representative must act, and need only act, if and only if it receives clear instructions to do so from the majority of Bondholders.

(e)	Each Bondholder consents to the Bondholder Representative acting in accordance with the instructions of a majority of Bondholders will, and in the interests of, the Bondholders as a whole, to the exclusion of that Bondholder’s instructions or interests.

(f)	If a Bondholder Representative requests instructions from a Bondholder and the Bondholder does not respond within a reasonable timeframe notified by the Bondholder Representative in good faith (being not less than 2 Business Days), the Bondholder Representative need not take that Bondholder into account in determining whether it has received instructions from a majority of Bondholders.

(g)	The Bondholder Representative is not an agent for, and does not owe any fiduciary obligations to any Bondholder.

(h)	The Bondholder Representative is not liable to any party for any matter as they are done or not done in relation to the 2013 Bonds, except if the Bondholder Representative has been guilty of fraud, gross negligence or wilful misconduct.

(i)	Any action taken or decision properly made by the Bondholder Representative in accordance with these Conditions in relation to the 2013 Bonds is binding on all Bondholders and deemed to be authorised by the Bondholders.

3.	INTEREST

3.1	Payment Date

(a)	On each Interest Payment Date, the Company must pay to each Bondholder interest on the Face Value of the 2013 Bonds held by that Bondholder at a rate equal to the Rate, subject to paragraph (b), on a simple interest basis for that Interest Period.

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(b)	In respect of the First Interest Period, the amount of interest the Company is to pay in respect of each 2013 Bond is to be the amount determined as follows:

I = FV x IR x D

365

where

I is the amount of interest the Company is to pay

FV is the Face Value of the 2013 Bond

IR is the Rate

D is the number of days from and including the Issue Date of the 2013 Bond to (but excluding) the last day of the First Interest Period.

3.2	Interest on a 2013 Bond is to be calculated by reference to successive Interest Periods. Each Interest Period shall be for a period of 12 months and commence on the last day of the then current Interest Period, except:

(a)	the First Interest Period commences on the Issue Date for the first 2013 Bond issued by the Company and ends on the date which is 12 months after that date;

(b)	if a 2013 Bond is redeemed by the Company, the last Interest Period for that 2013 Bond ends on the date that it is redeemed; and

(c)	if a 2013 Bond is purchased by or surrendered to the Company, the last Interest Period for that 2013 Bond ends on the date of purchase or surrender, as the case may be.

3.3	Interest on any overdue sum accrues from day to day at the Rate from the date the sum became due to the date that the sum and all interest payable under this Condition is paid, and is calculated on the basis of the actual number of days elapsed and a year of 365 days (or 366 days in the case of a leap year).

3.4	Interest shall cease to accrue on a 2013 Bond that is:

(a)	redeemed, on and from the date of redemption; and

(b)	purchased by or surrendered to the Company, on and from the date of purchase or surrender, as the case may be.

4.	REDEMPTION AND REPAYMENT

4.1	No early payment of interest or redemption of 2013 Bonds is permitted except with both:

(a)	the agreement of the Directors; and

(b)	the prior written consent from PFG permitting the Company to do so.

In the event that a Bondholder wishes to have interest on its 2013 Bonds paid early or for the Company to redeem its 2013 Bonds early, it may make a request to such effect. If early payment of interest or redemption is permitted in accordance with this Condition 4.1, the Company shall notify the Bondholder accordingly.

4.2	Subject to Condition 4.1, each outstanding 2013 Bond shall be redeemed by the Company on the earlier of:

(a)	5 Business Days following a notice relating to redemption referred to in Condition 4.1 being served on a Bondholder;

(b)	5 Business Days following a notice referred to in Condition 5.3 being served on the Company;

(c)	the Maturity Date;

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at which time the Company shall pay to the Bondholder all interest accruing to the redemption date but unpaid on the 2013 Bond at that time and the Face Value of the 2013 Bond.

4.3	If a Bondholder receives any money or property as a result of any act done by it or the Company in contravention of Condition 4.1, the Bondholder holds that money or property (as the case may be) on trust for, and must account for that money or property (as the case may be) to PFG to be applied (at the election of PFG by written notice to the Bondholder and the Company) either:

(a)	to discharge the obligations of the Parnell Group to PFG; or

(b)	to deliver such money or property to the Company (or such other member of the Parnell Group as PFG may specify).

5.	DEFAULT EVENT

5.1	Each of the following is a Default Event in relation to the Company, unless approved, consented to or waived by the Bondholder Representative:

(a)	the Company fails to pay any amount payable by it in relation to the 2013 Bonds when due;

(b)	the Company fails to comply with any of its other obligations in relation to the 2013 Bonds and, if that failure can be remedied, does not remedy the failure within 5 Business Days after:

(i)	the Bondholder Representative gives notice to the Company requiring that failure to be remedied; or

(ii)	the date by which the Company becomes aware of the default or ought reasonably to have become aware of the default.

(c)	an Insolvency Event occurs in respect of the Company;

(d)	the Company reduces its capital (including, without limitation, a buy back of its shares) excluding the buy back or cancellation of staff shares pursuant to the Parnell Executive Share Plan or the Parnell Employee Share Plan; or

(e)	if in respect of a Reserved Matter, the Company purports to take any act in respect of that matter without the act being approved at a meeting of Directors:

(i)	of which not less than 10 Business Days notice has been given to the Directors specifying that a resolution concerning that Reserved Matter is to be considered at a meeting of Directors; and

(ii)	at which:

(A)	all five Directors are present; or

(B)	if all five Directors do not attend the first meeting, four Directors are present at a subsequent meeting held 7 days after the first meeting; and

(iii)	the resolution concerning that Reserved Matter is passed:

(A)	if the meeting is the first meeting (that is, paragraph (e)(ii)(A) applies) by at least 4 of the 5 Directors present voting in favour; or

(B)	if the meeting is the subsequent meeting (that is, paragraph (e)(ii)(B) applies) by:

(1)	if 4 Directors are present, at least 3 Directors voting in favour; and

(2)	if 5 Directors are present, at least 4 Directors voting in favour.

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5.2	Upon the occurrence of any Default Event, a Bondholder (“Aggrieved Bondholder”) may serve upon the Company a notice specifying and giving details of the relevant Default Event (“Relevant Event”) and requiring the Company to remedy such Default Event within a period of 10 Business Days following service of the notice (“Notice of Default”) or if such default is not capable of being remedied within such period of 10 Business Days then such further period as the Aggrieved Bondholder shall deem reasonable.

5.3	If the Company fails to comply with the Notice of Default then, provided that the Relevant Event is still a Default Event, the Aggrieved Bondholder may serve a further notice on the Company requiring the Company to redeem its 2013 Bonds. Such redemption requires prior approval from PFG and agreement from PFG in writing to allow the Company to make such payment.

6.	WARRANT PAYMENT

6.1	Obligation of Company to Give Notice

The Company must give prompt notice to the Bondholder:

(a)	when it, or it has become aware that the Majority Owner, has approved or entered into any agreement with a third party for a transaction that would constitute a Valuation Event (except the Maturity Date); and

(b)	of any material changes to the terms of such agreement; and

(c)	when definitive and legally binding documentation of the agreement has been executed by all relevant parties in respect of a Valuation Event(except the Maturity Date).

For the purposes of this Condition 6.1:

(d)	in paragraphs (a) and (b) but not paragraph (c), an agreement includes any written or oral understanding, binding or non-binding, and includes a letter of intent, heads of terms or similar understanding; and

(e)	the notice must include all salient details of such Valuation Event.

6.2	Warrant Exercise

If a Valuation Event occurs, the Bondholder may, within 15 Business Days of it being given a notice under Condition 6.1(c) of the execution of definitive and legally binding documentation in respect of that Valuation Event by all relevant parties, give notice requiring that the Company provide the Warrant Consideration to the Bondholder.

6.3	Effect of Warrant Exercise

Where the Bondholder gives an Exercise Notice, and subject always to the Initial Completion of the Valuation Event in respect of which the Exercise Notice was given, the Company must in respect of each Bond with respect to which the Exercise Notice is given either:

(a)	pay the Bondholder a cash sum calculated under Condition 6.5 (“Cash Consideration”); or

(b)	if the Exercise Notice is accompanied by all documents necessary for the Bondholder to be issued Shares (including without limitation a deed of adherence so that the Bondholder becomes a party to the Shareholders Deed between the Company, its members and the holders of Convertible Bonds) in each case validly executed by the Bondholder, issue the number of Warrant Shares calculated under Condition 6.6 (“Share Consideration”) to the Bondholder,

as specified by the Bondholder in the Exercise Notice. A Bondholder may specify in the Exercise Notice that it is to receive Cash Consideration for some of the Bonds specified in the Exercise Notice and Share Consideration for other bonds specified in the Notice.

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6.4	Payment of Warrant Consideration

The Company must pay or provide the Warrant Consideration:

(a)	in the case of the Maturity Date, on the Maturity Date; and

(b)	otherwise, contemporaneously with the Initial Completion of the Valuation Event in respect of which the Exercise Notice was given.

6.5	Calculation of Cash Consideration

The amount of the Cash Consideration for each 2013 Bond is A$0.20.

6.6	Calculation of Share Consideration

The amount of the Share Consideration for each 2013 Bond is that number of Warrant Shares as represents 0.0000004% of the Fully Diluted share capital of the Company as at the date that the Share Consideration is provided under Condition 6.4.

Worked Example for reference purposes only.

If:

(a)	a Valuation Event occurs; and

(b)	a Bondholder gives and Exercise Notice in respect of 250,000 2013 Bonds; and

(c)	the Bondholder specifies Cash Consideration for 150,000 2013 Bonds and Share Consideration for 100,000 2013 Bonds; and

(d)	the Fully Diluted share capital of the Company is 92,304,506, then the Warrant Consideration provided is:

Cash Consideration = 150,000 x A$0.20 = A$30,000; plus

Share Consideration = 92,304,506 x 0.000000004 x 100,000 = 36,921 Warrant Shares

7.	CANCELLATION

A 2013 Bond that is redeemed, converted or purchased by or surrendered to the Company will thereupon be cancelled and may not be re-issued.

8.	INFORMATION UNDERTAKINGS

8.1	Provision of Notices

Without limiting any other notices the Company must give the Bondholder, the Company must also provide the Bondholder, for information only, 10 Business Days notice of:

(a)	its intention to convene a Shareholders meeting; or

(b)	a record date for a shareholder offer or action.

8.2	Access to Information

The Company must provide to each Bondholder the following information provided to holders of Convertible Bonds at the same time as the information is given to the holders of Convertible Bonds:

(a)	accounts for each financial year prepared and audited in accordance with the Corporations Act;

(b)	quarterly management accounts;

(c)	the Company’s current annual budget described in Condition 8.3; and

(d)	the Company’s current 3 year forecast described in Condition 8.3.

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8.3	Content of Annual Budget and 3 Year Forecast

Each annual budget and 3 year forecast referred to in Condition 8.2 projects the income and expenses (both on the revenue and capital account) and cash flow of the Company as follows:

(a)	a budget for the projected income and expenditure of the Company for:

(i)	in the case of the annual budget, the following calendar year including a detailed breakdown by quarter; and

(ii)	in the case of the 3 year forecast, for the next 3 calendar years including a detailed breakdown by calendar year;

(b)	an analysis and projection of incoming and outgoing cash of the Company and its closing position for the relevant period including a statement of the cash position of the Company:

(i)	in the case of the annual budget at the end of each month; and

(ii)	in the case of the 3 year forecast, at the end of each calendar year;

(c)	an analysis and projection of the amount, manner and terms of all future funds required to operate the Company for the relevant period; and

(d)	a draft balance sheet for the Company projecting the assets and liabilities of the Company at the commencement and expiry of the relevant period.

9.	REGISTERS

9.1	The Company must establish and maintain in New South Wales a principal register of the issued and outstanding 2013 Bonds.

9.2	The Company must record in the Register the names and addresses of the Bondholders whose 2013 Bonds are carried on that Register, the number of the 2013 Bonds held by each Bondholder and such other particulars as the Company thinks fit.

9.3	The Register will be open at all reasonable times during normal business hours for inspection by any Bondholder or its authorised representative.

9.4	The Company may delegate to attorneys or agents such powers, authorities and discretions in relation to any Register as it thinks fit.

9.5	A Bondholder must immediately notify the Company in writing of any change in its name or address accompanied, in the case of change of name, by such evidence as the Company requires and the Register will be altered accordingly.

10.	CERTIFICATES

10.1	Subject to the Corporations Act and these Conditions, each Bondholder will be entitled to one or more Bond Certificates in reasonable amounts in respect of the 2013 Bonds held by the Bondholder.

10.2	The ranking of the 2013 Bonds will not be affected by the cancellation of the Bond Certificate on which they were originally included or of any subsequent Bond Certificate on which they are included.

10.3	A Bondholder must produce and deliver to the Company the Bond Certificate for any 2013 Bond that is to be redeemed, purchased by or surrendered to the Company.

10.4	Upon a 2013 Bond being redeemed, purchased by or surrendered to the Company, the Company must:

(a)	cancel the Bond Certificate for that 2013 Bond; and

(b)	issue a replacement Bond Certificate in respect of any remaining 2013 Bonds included in the Bond Certificate that have not been so redeemed, purchased or surrendered.

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10.5	If a Bond Certificate becomes worn out or defaced, the Company will, on production and delivery of that Bond Certificate to the Company, cancel the Bond Certificate and issue a new Bond Certificate in its place.

10.6	If a Bond Certificate is lost or destroyed, the Company will issue a duplicate Bond Certificate in its place provided:

(a)	the Bondholder provides a statutory declaration from a director or secretary or such other evidence as the Company may reasonably require that the Bond Certificate has been lost or destroyed and has not been pledged, mortgaged, charged, sold or otherwise disposed of and, if lost, that proper searches for the same have been made; and

(b)	the Bondholder agrees in writing to indemnify the Company for any loss incurred for the issue of a duplicate Bond Certificate and undertakes that if the original Bond Certificate is found or received by the Bondholder, it will be returned to the Company.

10.7	Any stamp duty payable on a new Bond Certificate issued under this Condition 10 must be paid by the Bondholder.

11.	JOINT HOLDERS

11.1	Joint Bondholders will be entitled to one Bond Certificate only in respect of 2013 Bonds held by them jointly and the Bond Certificate will be delivered to that one of the joint Bondholders whose name stands first in the Register.

11.2	If several persons are entered in the Register as joint Bondholders in respect of a 2013 Bond, the receipt by any one of those persons for the payment or satisfaction of any principal or interest from time to time payable or repayable to the joint Bondholders will be as effective a discharge to the Company as if the person signing the receipt were a sole Bondholder in respect of that 2013 Bond.

11.3	The Company will not be bound to register more than four persons as the joint holders of any 2013 Bond.

11.4	Subject to these Conditions, all of the joint Bondholders in respect of any 2013 Bond must join in and sign any:

(a)	application to transfer the 2013 Bond from one Register to another Register;

(b)	transfer of the 2013 Bond; or

(c)	application for the replacement of a Bond Certificate which has been lost or destroyed.

11.5	In the case of the death of any one of the joint Bondholders, the survivors will be the only persons recognised by the Company as having any title to or interest in the 2013 Bonds registered in their names jointly.

12.	TITLE AND NON-RECOGNITION OF EQUITIES

12.1	Subject to these Conditions, the Company will recognise only the Bondholder whose name appears in the Register as the absolute owner of the 2013 Bond in respect of which it is entered in the Register, and the Company may act accordingly.

12.2	The Company will not, except as required by statute or otherwise ordered by a court of competent jurisdiction, be bound to take notice of or see to the execution of any trust or equity to which a 2013 Bond may be subject or otherwise affecting the ownership of a 2013 Bond or rights incidental thereto.

12.3	No details of any such equity or trust, express or constructive, will be entered in any Register.

12.4	The receipt of a Bondholder (or one of two or more joint Bondholders) for interest in respect of, and for any money payable either or both under Condition 6 or upon the redemption of, a 2013 Bond will be a good discharge to the Company despite any notice the Company may have, whether express or otherwise, of the right, title or interest of any person to or in that 2013 Bond or money.

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13.	DECEASED HOLDERS

13.1	The legal personal representatives of a deceased Bondholder (not being one of joint Bondholders) will be the only persons recognised by the Company as having any title to that bondholder's 2013 Bonds.

13.2	Any person becoming entitled to 2013 Bonds in consequence of the death or winding up or other demise of any Bondholder may, on producing such evidence of that person's title as the Directors think sufficient, be registered himself as the holder of the 2013 Bonds or, subject to the preceding Conditions as to transfer, may transfer those 2013 Bonds.

13.3	The Company may retain the principal and interest and any other moneys payable in respect of any 2013 Bonds which any person under this Condition is entitled to or to transfer until such person is registered or has duly transferred the 2013 Bond in accordance with these Conditions.

14.	PAYMENTS

14.1	Any interest, principal or other moneys payable by the Company on or in respect of a 2013 Bond may be paid:

(a)	by cheque marked "not negotiable" and sent through the post to the address of the Bondholder appearing on the Register, or other person entitled thereto, or in the case of joint holders to the address of that one of the joint holders who is first named in the Register in respect of the 2013 Bond; or

(b)	by deposit to such account with any bank (as that expression is defined in the Banking Act 1959 (Commonwealth)) in Australia or outside Australia (provided that the Bondholder provides full details (such as SWIFT Code and bank name and details) for the international bank account nominated as the Bondholder, by written notice to the Company, may direct.

Where the Company makes a payment in accordance with this Condition, its obligations with respect to that payment is discharged notwithstanding any non-receipt by the payee.

14.2	All payments under or in respect of the 2013 Bonds are subject to applicable fiscal and other laws and will be made without set off, counterclaim and free and clear of deductions or withholdings of any nature whatsoever, except as required by law. If a withholding or deduction is required by law, the Company shall pay the Bondholder such additional amount as is necessary so that the amount the Bondholder receives from the Company after such withholding or deduction is equal to the amount it would have received had such withholding or deduction not been required.

Where a 2013 Bond is held by or on behalf of a person who is resident outside Australia, it is a condition precedent to any right of the Bondholder to receive payment of any interest on the 2013 Bond that all necessary authorisations and any statutory requirements which may then be in existence are, at the cost of the Bondholder, first obtained and/or satisfied (as the case may be).

15.	TRANSFER OF 2013 BONDS

15.1	Overriding prohibitions

(a)	A Bondholder must not Dispose of any of its 2013 Bonds, or attempt to do so, except in accordance with this Condition 15.

(b)	Any Bondholder who transfers its 2013 Bonds to another Bondholder or Shareholder or has 2013 Bonds redeemed by the Company, in either case in accordance with the other provisions of this Condition 15, represents and warrants to the transferee Bondholder (or in the case of a redemption, to the Company) that on the date of the transfer or the redemption (as the case may be) that the 2013 Bonds are free from any Encumbrance and have all rights attaching or accruing thereto.

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15.2	Transfers

(a)	A Bondholder wishing to Dispose of any of its 2013 Bonds (a “Transferor”) must deliver a transfer notice to the Company (a “Transfer Notice”) specifying the 2013 Bonds it wishes to Dispose of (the “Relevant Bonds”) and the price at which it wishes to Dispose of the Relevant Bonds (the “Relevant Price”). A Transfer Notice also constitutes a notice under clause 4.1 from the Transferor requesting that the Company redeem the Relevant Bonds.

(b)	The Company may within 20 Business Days of the Transfer Notice (“Redemption Notice Period”), but only with the consent of PFG under Condition 4.1, by notice in writing to the Transferor agree to redeem, all or some only of the Relevant Bonds at the Relevant Price (a “Redemption Notice”).

(c)	If the Company gives the Transferor a Redemption Notice, the Company must, subject to Condition 15.2(i), redeem the Relevant Bonds specified in the Redemption Notice in accordance with Condition 15.2 (h).

(d)	To the extent that any Relevant Bonds were not the subject of a Redemption Notice (“Remaining Relevant Bonds”), the Company must immediately after the Redemption Notice Period give notice (“Bondholder Notice”) to the Transferor and each other Bondholder and the holders of the Convertible Bonds (if any) then on issue (together, “Other Bondholders”) specifying the Remaining Relevant Bonds and the Relevant Price.

(e)	Each Other Bondholder may within 20 Business Days of the Bondholder Notice by notice in writing to the Transferor (copied to the Company) agree to purchase, subject to Condition 15.2(i), all or some only of the Remaining Relevant Bonds at the Relevant Price (an “Acceptance Notice”).

(f)	In the event of the Transferor receiving Acceptance Notices in respect of all the Remaining Relevant Bonds, it must sell the Relevant Bonds to the Other Bondholders who served Acceptance Notices, in accordance with Condition 15.2(h).

(g)	In the event of the Transferor receiving Acceptance Notices in respect of more than the number of Remaining Relevant Bonds, the Relevant Bonds will be sold:

(i)	First, to those Bondholders who have served Acceptance Notices, and if those Bondholders have given Acceptance Notices in respect of more than the number of the Remaining Relevant Bonds, pro-rata as between all Bondholders who have given Acceptance Notices as nearly as is possible to their holding (either directly or through nominees, custodians or sub-custodians) of 2013 Bonds at that time; and

(ii)	Second, to the extent that there are any Remaining Relevant Bonds that were not the subject of Acceptance Notices given by Bondholders (“Further Remaining Bonds”), to those holders of Convertible Bonds who have given Acceptance Notices and if those holders of Convertible Bonds have given Acceptance Notices in respect of more than the number of the Further Remaining Bonds, pro-rata as between all holders of Convertible Bonds who have given Acceptance Notices as nearly as is possible to their holding (either directly or through nominees, custodians or sub-custodians) of Convertible Bonds at that time.

(h)	An Other Bondholder buying Remaining Relevant Bonds under Conditions 15.2(f) or 15.2(g) (or the Company redeeming Relevant Bonds under Condition 15.2(c)) must pay by bank cheque the purchase price for the Relevant Bonds to be purchased (or redeemed) by it to the Transferor within 14 days of the last Acceptance Notice and the Transferor must deliver any Bond Certificates and an executed transfer for those 2013 Bonds to the Other Bondholder or the Company as applicable.

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(i)	If the Transferor does not receive either:

(i)	a Redemption Notice for all of the Relevant Bonds; or

(ii)	Acceptance Notices in respect of all of the Remaining Relevant Bonds,

the Transferor is entitled to transfer all the Relevant Bonds to a third party purchaser.

15.3	Registration of Transfers

The Company must register any transfer of 2013 Bonds which complies with this Condition 15.

15.4	Change in Control

(a)	If a Bondholder:

(i)	which is a Subsidiary of a corporation which is its ultimate holding company (as defined in Section 9 of the Corporations Act) ceases to be a Subsidiary of that ultimate holding company; or

(ii)	becomes a Subsidiary of a corporation of which it was not a Related Body Corporate on the date upon which it became Bondholder; then

(A)	that Bondholder (“Subject Bondholder”) must as soon as practicable notify the Company of that event; and

(B)	whether or not it has received such a notice, the Company must notify the other Bondholders promptly after it becomes aware of the event.

(b)	Unless otherwise determined by all other Bondholders within 14 days after the notice has been given by the Company to the other Bondholders under Condition 15.4(a), the Subject Bondholder will be deemed to have:

(i)	given a Transfer Notice pursuant to Condition 15.2 in respect of all its 2013 Bonds; and

(ii)	specified in that Transfer Notice that the Face Value is the Relevant Price.

16.	AMENDMENTS

16.1	Apart from this Condition 16.1 and subject to Condition 16.3, these Conditions may be amended by the Company giving notice to the Bondholders, except where there is a Bondholder Representative appointed, the Company may only amend these Conditions where it has prior written notice from the Bondholder Representative that the holders of at least 75% of the 2013 Bonds then on issue approve that amendment.

16.2	Any amendment to these Conditions that is made in accordance with Condition 16.1 is binding on each Bondholder, whether or not it approved the amendment.

16.3	Notwithstanding Conditions 16.1 and 16.2, no amendment of the definition of “PFG” in Condition 1.1 or of Condition 4.1 or this Condition 16 is of any force or effect, or binding on any Bondholder or the Company, unless the Company has received prior written notice from PFG approving that amendment.

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SCHEDULE 1

2013 BOND CERTIFICATE

PARNELL PHARMACEUTICALS HOLDINGS PTY LIMITED

ACN 137 904 413

Registered address:          Unit 4 Century Estate, 476 Gardeners Road, Alexandria, NSW, 2015

Certificate Number:         [          ]

1.	This is to certify that [Name] of [Address] is registered as the holder of [Number] 2013 Bonds in Parnell Pharmaceuticals Holdings Pty Limited issued on [ ] 2013.

2.	Each 2013 Bond is subject to the Conditions of Issue dated [date].

3.	The Face Value of each 2013 Bond is A$1.00.

4.	Each 2013 Bond is governed by the laws of the State of New South Wales.

DATED:

EXECUTED by PARNELL PHARMACEUTICALS HOLDINGS PTY LIMITED in accordance with section 127 of the Corporations Act 2001:	) ) )

Secretary/Director		Director

Name of Secretary/Director (print)		Name of Director (print)

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SCHEDULE 2

RESERVED MATTERS

1	Officers, employees and auditors

(a)	Removing a Director.

(b)	Appointing or removing the Chief Executive Officer or Chief Financial Officer (together or individually a “Senior Employee”).

(c)	Materially varying the terms of employment, engagement, remuneration, role, delegated power, authority or responsibilities of any Senior Employee.

(d)	Making any payment to a director or Senior Employee except where permitted under this document or the terms of their service agreement.

(e)	Appointing, dissolving or altering the composition of, any committee of the board of the Company and delegating any powers to such committee.

(f)	Appointing or removing the auditors of the Group.

2	Acquisitions and disposals of assets

(a)	Effecting the sale of any assets by any member of the Group (whether in a single transaction or a series of transactions) with a value of more than A$1,000,000.

(b)	Buying or leasing assets or entering into any agreement to buy or lease an asset or series of related assets (whether in a single transaction or in a series of transactions) with an aggregate value of more than A$1,000,000 in any one financial year except as provided in the then current approved annual budget and business plan.

(c)	Disposing of or acquiring any interest in any share or entering into any agreement (whether conditional or not) to acquire any interest in any share in any company or any security convertible into shares in any company or any units or other rights in any unit trust in each case with a value of more than A$1,000,000.

(d)	Acquiring or selling any business with a value of more than A$1,000,000.

3	Property

(a)	Acquiring or selling any real property.

(b)	Leasing or licensing any real property:

(i)	which has a term of more than 5 years (including any option to renew); or

(ii)	with annual rental in excess of A$300,000.

(c)	Extending or materially altering the terms of any lease or licence.

(d)	Surrendering or terminating any lease or licence.

4	Loans and other indebtedness

(a)	Creating any mortgage, charge, pledge or other encumbrance over any assets or undertaking of the Company.

(b)	Providing any guarantee, letter of comfort, performance bond, indemnity or other assurance for the debt of another person.

(c)	Making a loan, providing credit or other financial accommodation to any person.

(d)	Borrowing any money or obtaining any credit (other than normal trade credit) or making any arrangement having a similar effect.

(e)	Repayment to a shareholder of an existing loan.

5	Changing or ceasing to carry on business

(a)	Taking any step to dissolve or wind up the Company or any other member of the Group.

(b)	Taking any step to appoint any administrator of the Company or any other member of the Group.

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(c)	Ceasing to carry on, or materially altering the scale of operations of, the business of the Group or commencing any business or operational activities other than the business.

(d)	Changing the tax residency of the Parnell Group (or any part of it) to a place outside of Australia, New Zealand, the United States of America or Canada.

(e)	Carrying on the business of the Group other than through the Company or wholly owned subsidiaries of the Company.

6	Incurring new lease expenditure

Entering into any finance or operating lease with an aggregate cost in any financial year of more than A$300,000 per annum, except as provided for in the then current approved Annual Budget and Business Plan.

7	Entering into new arrangements or varying terms of existing arrangements

(a)	Entering into, terminating, amending or varying any contract or arrangement (whether verbal or written) which has a total cash impact on the Company in excess of A$2,000,000 (or currency equivalent).

(b)	Entering into an arrangement or incurring or agreeing to incur any liability or make any payment:

(i)	outside the ordinary course of business; or

(ii)	which is not on arm’s length terms.

(c)	Entering into, amending or varying the terms of a shareholders agreement or other alliance with any other person.

(d)	Materially amending the insurances of the Company or the Business.

(e)	Obtaining the benefit of, or the making of any claim by any member of the Group under, any insurance policy in respect of a director or Senior Employee.

8	Branding

(a)	Changing the name of the Company or the business.

(b)	Entering into any agreement or transaction for the transfer or licensing to any person (other than other members of the Group) of any intellectual property rights owned by and/ or used by members of the Group.

9	Tax

(a)	Making any claim, surrender, election or consent of a material nature in relation to tax.

(b)	Disputing any determination made by any tax authority.

(c)	Making any material change in the tax treatment of any Group asset.

10	Litigation

(a)	Commencing, settling or defending any dispute, action or proceedings brought by or against the Company (except for debt collection in the ordinary course of business) which has a total exposure in excess of A$500,000 (or currency equivalent).

(b)	Taking any material step in the conduct or defence of any dispute, action or proceedings involving the Company (except for debt collection in the ordinary course of business) which litigation has a total exposure in excess of A$500,000 (or currency equivalent).

11	Accounting policy changes

(a)	Altering the accounting standards or principles previously adopted by the Company in the preparation or presentation of individual or consolidated accounts.

(b)	Changing the identity of the firm conducting the audit of the Company.

12	Share issues

Issuing or agreeing to issue any Shares or any options or other securities convertible or exchangeable into Shares, except any issue, agreement, option or securities relating to:

(a)	the exercise of the rights to convert of the Convertible Bonds; or

2013 Parnell Bonds Conditions - Final	- 18 -

(b)	the grant of benefits under arrangements with management of the Company (provided that the maximum number of shares in the Company which may be issued under those arrangements may not exceed 20% of the Company’s fully diluted share capital); or

(c)	the exercise of the Warrants granted to PFG by PFG or any permitted assignee or transferee of PFG; or

(d)	the provision of the Warrant Consideration.

13	Miscellaneous

Making any charitable or political donation of more than A$10,000.

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SCHEDULE 3

To:	Parnell Pharmaceutical Holdings Pty Limited (“Company”)

Unit 4, Century Estate, 476 Gardeners Road, Alexandria, NSW, 2015, Australia

EXERCISE NOTICE IN RELATION TO WARRANT RIGHTS

1.	The undersigned Bondholder hereby exercises its right under Condition 6 of the Conditions of Issue for 2013 Bonds dated [date] requiring the Company to provide it with Warrant Consideration in respect of the number of the undersigned Bondholder’s 2013 Bonds specified below.

2.	The undersigned hereby elects to receive:

(a)    Cash Consideration of A$0.20 per 2013 Bond in respect of the following number of its 2013 Bonds

Number of 2013 Bonds for which Cash Consideration specified

(b)    Share Consideration in respect of the following number of its 2013 Bonds

Number of 2013 Bonds for which Share Consideration specified

Where a number greater than zero is specified in respect of Share Consideration the undersigned also encloses the documents required for this election including a signed Deed of Adherence to the Shareholders Deed dated 31 March 2011.

Date: _____________________            [Holder]

By:

Name:
Title:

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